Exhibit 99.1

  Tasty Baking Company Reports 2005 First Quarter Financial Results;
        Company Reports Highest Quarterly Growth in Net Sales
                       since Third Quarter 2001


    PHILADELPHIA--(BUSINESS WIRE)--May 3, 2005--Tasty Baking Company (NYSE: TBC) today announced financial results for the first quarter ended March 26, 2005.


               FINANCIAL HIGHLIGHTS FIRST QUARTER 2005
----------------------------------------------------------------------
$ in millions, except per share data
(a) Percentages may not calculate due to rounding
                                   2005          2004       %Change(a)
                                    Q1            Q1
                                -----------   ----------   -----------
Gross Sales                          $65.9        $68.4      -3.5%
                      Volume                                 -3.6%
Net Sales                            $41.2        $40.5       1.7%
             Route Net Sales                                  1.1%
         Non-Route Net Sales                                  3.8%
Gross Margin %                       32.4%        30.7%       1.7% pts
Net Earnings per Share               $0.06        $0.06
----------------------------------------------------------------------


    RESULTS OF OPERATIONS - FIRST QUARTER

    Net sales for the first quarter 2005 were $41.2 million, compared to $40.5 million in the same period last year, an increase of 1.7%. Gross sales decreased 3.5% in the first quarter versus the same quarter a year ago driven by a 3.6% sales volume decline. The decline in gross sales was offset by a decrease of 11.1% in discounts and allowances for the first quarter 2005 versus 2004. The decline in discounts and allowances was driven by lower promotional expense year-over-year due to higher promoted price points in the route geographies. In addition, the cost of product returns in the routes decreased in the first quarter 2005 versus 2004.
    Route net sales were up 1.1% in the first quarter 2005 versus the first quarter 2004, driven primarily by the lower promotional expense and an increase in sales of the Tastykake Sensables product line, which was launched in the third quarter 2004. These improvements were partially offset by a decline in Family Pack sales volume as a result of higher promoted price points year over year. Non-route net sales were up 3.8% for the first quarter 2005 compared to the same period 2004 due to increased sales to certain existing direct sales customers.
    Cost of sales, excluding depreciation, for the first quarter of 2005 decreased by 1.1%. This decrease in cost of sales dollars was driven by the 3.6% sales volume decline in the first quarter 2005 compared to 2004. This decrease was partially offset by significant increases in utility expenses in the first quarter 2005 compared to the same quarter a year ago.
    Gross margin was 32.4% of net sales for the first quarter of 2005 compared to 30.7% in the first quarter 2004. The 1.7 percentage point improvement resulted from the improved price realization on net sales, partially offset by the cost of sales increases.
    Selling, general and administrative (S,G&A) expenses for the first quarter of 2005 increased 9.3% compared to the first quarter 2004. This change is attributed to increased investment in the sales and information technology organizations, as well as increased marketing expense compared to last year. The increase was also driven by incremental costs for consulting services related to compliance with
Section 404 of the Sarbanes-Oxley Act and additional support in January 2005 related to the implementation of the company's new enterprise resource planning (ERP) system. These increases were partially offset by a first quarter reduction in pension expense during the conversion of the defined benefit pension plan to a defined contribution pension plan.
    Net income of $0.5 million and diluted net income per share of $0.06 in the first quarter 2005 were equal to net income and diluted net income per share in the first quarter 2004.
    David S. Marberger, senior vice president and chief financial officer, commented, "The net sales growth on lower sales volume demonstrates the effectiveness of our pricing and promotional strategy. We also continue to see improvement in the company's gross margins, despite increases in gas and fuel oil expense, which are currently affecting the entire industry. The increase in S,G&A in the first quarter 2005 reflects the transitional costs of the ERP implementation and Sarbanes-Oxley compliance, as well as the ongoing investments in marketing and the sales and information technology organizations. These investments in our business are necessary and will position the company for sustainable sales and profit growth."
    Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, concluded, "We are seeing improvement in the financial results of the business as we execute our Strategic Transformation Plan. The net sales growth of 1.7% in the first quarter is the best quarter of net sales growth since the third quarter of 2001. We are encouraged to see this net sales growth in both our route and non-route businesses and believe the effective execution of our Plan will enable this trend to continue."

    CONFERENCE CALL INFORMATION

    Tasty Baking Company management will host a conference call Tuesday morning, May 3, 2005, at 11:00 a.m. EDT to discuss the company's financial results. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company's web site, http://www.tastykake.com. On the company's homepage, click on "Corporate Info" and then "Investor Relations." For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company's website. To access the telephone replay, please call 1-800-283-4595. There is no access code or password. The telephone replay will be available from 1:00 p.m. on May 3, 2005, until Tuesday, May 10, 2005, at 11:59 p.m. EDT.

    ABOUT TASTY BAKING COMPANY

    Tasty Baking Company (NYSE: TBC), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company's website or by calling 1-800-33-TASTY.

    "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

    Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company's annual reports to shareholders and the company's periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors.


                TASTY BAKING COMPANY AND SUBSIDIARIES
             CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
                             (Unaudited)
                  (000's, except per share amounts)

                                                  13 Weeks Ended
                                             -------------------------
                                              3/26/2005   3/27/2004(a)
                                              ----------  ------------

Gross sales                                   $  65,946   $    68,360
Less discounts and allowances                   (24,792)      (27,882)
                                              ----------  ------------
Net sales                                        41,154        40,478

Cost of sales                                    26,024        26,325
Depreciation                                      1,801         1,730
Selling, general and administrative              12,654        11,577
Interest
 expense                                            321           303
Other income, net                                  (238)         (226)
                                              ----------  ------------

Income before provision for income
 taxes                                              592           769

Provision for income taxes                          113           286
                                              ----------  ------------


Net income                                    $     479   $       483
                                              ==========  ============


Average number of shares outstanding: Basic       8,064         8,096
                                      Diluted     8,167         8,113
Per share of common stock:

Net income:  Basic                            $    0.06   $      0.06
                                              ==========  ============
             Diluted                          $    0.06   $      0.06
                                              ==========  ============
Cash Dividend                                 $    0.05   $      0.05
                                              ==========  ============


(a)Amounts have been reclassified for comparative purposes.


                TASTY BAKING COMPANY AND SUBSIDIARIES
               CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
                             (Unaudited)
                               (000's)



                                              3/26/2005    12/25/2004
                                             -----------   -----------

Current Assets                               $   33,120    $   30,153
Property, Plant, and Equipment, Net              63,498        65,035
Other Assets                                     23,618        23,314
                                             -----------   -----------

   Total Assets                              $  120,236    $  118,502
                                             -----------   -----------



Reserve for Restructure, Current Portion     $      568    $      436
Current Liabilities                              24,020        22,948
Long Term Debt                                   13,974        13,159
Reserve for Restructure, Less Current
 Portion                                            283           601
Accrued Pension and Other Liabilities            23,893        23,824
Postretirement Benefits Other than
 Pensions                                        16,674        16,747
Shareholders' Equity                             40,824        40,787
                                             -----------   -----------

   Total Liabilities and Shareholders'
    Equity                                   $  120,236    $  118,502
                                             -----------   -----------



   Total Debt                                $   21,494    $   16,572
                                             -----------   -----------


    CONTACT: Tasty Baking Company
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
             or
             David S. Marberger, 215-221-8500